Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY CASH DIVIDEND AND
ADDITIONAL MEMBERS OF SENIOR MANAGEMENT TEAM

PHOENIX, ARIZONA  --  February 9, 2011  -  Knight Transportation, Inc. (NYSE: KNX) announced today its quarterly cash dividend and additions to its senior management team.

Knight Transportation, Inc. announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.  The company’s dividend is payable to shareholders of record on March 4, 2011 and is expected to be paid on March 25, 2011.

In additional news, the company also announced the appointment, effective immediately, of the following individuals to its senior management team:

David A. Jackson has been appointed President and continues to serve as Chief Financial Officer.  Mr. Jackson has served as Chief Financial Officer since January 2004 and also has served as Treasurer from May 2006 to February 2011 and Secretary from November 2007 to February 2011.  Prior to his appointment as the Chief Financial Officer, Mr. Jackson served in several positions at Knight between 2000 and 2004.  Mr. Jackson graduated from Arizona State University with a degree in global business with a specialization in finance.

Kevin Quast has been appointed Executive Vice President and Chief Operations Officer.  Mr. Quast most recently served as the Business Unit Leader for the Southeast.  He previously served in several senior sales and operations positions in the Southeast region since 2001 and in other operating departments since 1996.  Mr. Quast graduated from Brigham Young University with majors in Mandarin Chinese and Asian studies.

James E. Updike, Jr. has been appointed Executive Vice President of Sales and Marketing.  Mr. Updike has served as Vice President of Sales at Knight Refrigerated since September 2006 and as General Manager for the past two and a half years.  Prior to joining Knight Refrigerated, Mr. Updike served in several sales management and operations positions at Knight since 1996.  Mr. Updike graduated from Utah State University with a degree in business-marketing with a minor in finance.

Adam Miller has been appointed Senior Vice President of Accounting and Finance, Secretary, and Treasurer.  Mr. Miller has served as Controller of Knight Refrigerated since January 2006.  Mr. Miller began his career at Knight in September 2002 and has served in several accounting and finance positions.  Mr. Miller graduated from Arizona State University with a degree in accounting.

Chairman and Chief Executive Officer, Kevin Knight offered the following comments:  "We are excited to announce the additional responsibility given to these members of our team.  They bring a combination of energy, experience, and understanding of the Knight culture that adds significant depth and will enhance our operational support functions and drive smooth delivery of all of our service offerings to our customers.  We believe our company is positioned to support growth in each of our businesses while continuing to deliver industry-leading returns."

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. that serve North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation service.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact:  David Jackson, President and CFO, at (602) 269-2000

Return to Form 8-K